Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR THIRD QUARTER 2013

HOUSTON, November 1, 2013 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $40.0 million, or $0.98 per diluted share, for the three months ended September 30, 2013, versus net income of $29.7 million, or $0.73 per diluted share, for the third quarter of 2012. The third quarter 2013 results were unfavorably impacted by an after-tax foreign exchange loss of $5.8 million, or $0.14 per diluted share, as compared to an after-tax foreign exchange loss of $1.8 million, or $0.05 per diluted share, during the third quarter of 2012. Total revenues were $224.7 million during the quarter ended September 30, 2013 compared to $190.9 million for the same period in 2012, an increase of $33.8 million or approximately 18%. The increase in revenues resulted from increased product revenues of $28.0 million and increased service revenues of $5.8 million.

For the nine months ended September 30, 2013, net income was $122.8 million, or $3.01 per diluted share, compared with net income of $88.3 million, or $2.18 per diluted share, for the same period in 2012. The results for the first nine months of 2013 were negatively impacted by an after-tax foreign exchange loss of $2.2 million, or $0.05 per diluted share, as compared to an after-tax foreign exchange loss of $3.2 million, or $0.08 per diluted share during the first three quarters of 2012. Total revenues rose to $639.9 million during the nine months ended September 30, 2013 from $544.6 million during the same period in 2012, an increase of approximately 17%.

In addition, the Company announced that its backlog at September 30, 2013 was approximately $1.15 billion, compared to its September 30, 2012 backlog of approximately $747 million. Based upon current market conditions and excluding foreign currency gains/losses or any unusual items, the Company expects its earnings per diluted share for the quarter ending December 31, 2013 to approximate $1.04 to $1.14 per share. The Company also announced that it currently expects its full-year 2013 earnings per diluted share to be in the range of $4.10 to $4.20, excluding foreign currency gains/losses or any unusual items, up from previous guidance of $3.85 to $4.05 per diluted share.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, uncertainties regarding future oil and gas exploration and production activities in the Gulf of Mexico, including the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Revenues	$224,724	$190,860	$639,910	$544,554
Cost and expenses:
Cost of sales	132,131	121,821	381,662	337,196
Selling, general and administrative	29,830	20,764	68,732	58,614
Engineering and product development :	10,778	9,552	29,139	28,640

	172,739	152,137	479,533	424,450

Operating Income	51,985	38,723	160,377	120,104
Interest income	203	148	486	329
Interest expense	(4)	(7)	(24)	(21)

Income before income taxes	52,184	38,864	160,839	120,412
Income tax provision	12,189	9,207	38,075	32,155

Net income	$39,995	$29,657	$122,764	$88,257

Diluted earnings per share	$0.98	$0.73	$3.01	$2.18

Weighted average shares–diluted	40,911	40,589	40,821	40,492

Depreciation and amortization	$7,364	$6,979	$21,717	$19,410

Capital expenditures	$6,936	$12,869	$30,037	$40,606